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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.




                              INFORMATION STATEMENT
        PURSUANT TO RULE 14F-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934








       SIGMA-7 PRODUCTS, INC.                                 0-17700
       ----------------------                          ---------------------
        (Name of Registrant)                           (Commission File No.)


              COLORADO                                      84-1095500
              --------                                      ----------
      (State of Incorporation)                         (Employer ID Number)


7362 UNIVERSITY AVENUE N.E, SUITE 210
     FRIDLEY, MINNESOTA  55432                            (612) 586-0206
-------------------------------------                     --------------
     (Principal Office Address)                          (Telephone Number)





         This Information Statement is furnished to shareholders of record as of the close of business on August 12, 1998 of Sigma-7 Products, Inc. (the "Company") in connection with the proposed change in the majority of the membership of the Board of Directors of the Company. The change is being effected by the resignation of one of the three current members of the Board of Directors and the appointment of successors. The change in directors is part of the change in control of the Company pursuant to which a substantial quantity of authorized, but previously unissued shares are being issued by the Company.

         This Information Statement is dated August 14, 1998 and was first mailed on August 17, 1998 to shareholders of record of the Company as of August 12, 1998.

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SHARES OF THE COMPANY

         On May 22, 1998, the 758,287,496 outstanding shares of common stock of the Company were subjected to a recapitalization involving a reverse stock split and an immediate forward split of the shares. In the reverse stock split shareholders were to receive one share for each 75,000 outstanding shares with all fractional shares being rounded into the next whole share. The resulting shares were then subject to a forward split in which each resulting share from the 75,000 to 1 reverse split would become 100 shares. Due to the treatment of fractional shares, the Company has yet to determine the final number of shares outstanding as a result of the recapitalization. The Company estimates, however, that the number will be approximately 1,076,500 shares. Common stock is the only outstanding class of shares of the Company.

         On May 13, 1998, the Board of Directors of the Company authorized the issuance of up to 9,000,000 post recapitalization shares in exchange for up to all of the shares of AMAC Technologies, Inc. ("AMAC"). The 9,000,000 shares were issued on June 8, 1998. AMAC has nominal capitalization and no operations. AMAC does have several pending negotiations to acquire operating businesses, including the acquisition of Karns Machine Inc. a supplier of welding products and services based in Lead, South Dakota, in connection with which acquisition it is contemplated that the Company would issue 113,000 shares of its common stock to the shareholders of Karns Machine Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of the date of this Information Statement with respect to the beneficial ownership of common stock of the Company by (i) each current and proposed director, and (ii) executive officers, and persons know to the Company to be the owner of five percent or more of the Company's common stock:

NAME AND ADDRESS OF BENEFICIAL     NUMBER OF SHARES      PERCENTAGE OF SHARES(1)
            OWNER

   Donald W. Cartwright             8,000,000(2)(3)              79.9%
   2182 Lakebrook Drive
   New Brighton, MN  55112

   James S. Dahlke(5)                    0                          0
   2101 South Shore, Apt. 101
   Kentwood, MI  49508

   John R. Holland(5)                    0                          0
   N. 2761 Stanley Lane
   Marienette, WI  54143

   John T. Paprocki                   615,000(4)                  6.1%
   1505 Marquardt Road
   Wausau, WI  54403


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NAME AND ADDRESS OF BENEFICIAL     NUMBER OF SHARES      PERCENTAGE OF SHARES(1)
            OWNER



   Timothy Gibson(6)                    1,400                     0.1%
   3300 East First Avenue,
   Suite 230
   Denver, CO  80206

--------------------------

(1) The percentages of share ownership in the table is calculated based upon an estimate of there being 1,076,500 shares outstanding as a result of the recapitalization and the issuance of 9,000,000 shares in exchange for the AMAC shares.

(2) Includes 8,000,000 shares issued to a corporation in exchange for that corporation's AMAC shares. Mr. Cartwright and members of his immediate family are the beneficial owners of the corporation.

(3) Does not include 100,000 shares issued to Mr. Cartwright's mother in exchange for her AMAC shares of which Mr. Cartwright disclaims ownership.

(4) Includes 615,000 shares issued to Mr. Paprocki in exchange for his AMAC shares.

(5) To be appointed as a director ten days after the date of this Information Statement.

(6)      To resign as a director ten days after the date of this Information
         Statement.

CHANGES IN CONTROL

         As discussed above, 9,000,000 shares of the Company's common stock were issued in exchange for all of the outstanding shares of AMAC. Donald Cartwright and John Paprocki, who are to remain members of the Board of Directors, were principal beneficial owners of AMAC shares. As a result of the share exchange, they became principal beneficial owners of the Company. The resignation by Timothy Gibson and the appointment of James S. Dahlke, John T. Paprocki and John
R. Holland as directors is part of the change in control arrangements negotiated by Mr. Cartwright and the current management of the Company in January 1998.

         Mr. Cartwright and the former management of the Company negotiated for Mr. Cartwright and his affiliates to obtain approximately a 90% interest in the Company's shares and for the existing directors of the Company to be replaced by Mr. Cartwright and Messrs. Dahlke, Paprocki and Holland. Prior to implementing the change, Mr. Cartwright recommended that the Company complete a recapitalization to reduce the outstanding shares.

         No definitive agreement for the change in control was made. Neither Mr. Cartwright, Mr. Paprocki nor any of their affiliates has made or agreed to make any payment for effecting the change in control.


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         Mr. Cartwright was appointed a director in March 1998 to fill a vacancy created by the resignation of a previous director. In June 1998, Mr. Cartwright was elected Chairman of the Board and Chief Executive Officer. In June 1998, Mr. Paprocki was appointed a director to fill a vacancy created by the resignation of a previous director.

INFORMATION CONCERNING CONTINUING AND NEW DIRECTORS

         The names, ages and respective positions of the persons expected to be directors of the Company ten days after the date of this Information Statement are as follows:

        NAME            AGE                    POSITION
        ----            ---                    --------

Donald W. Cartwright    50    Chairman, Chief Executive Officer and a Director
James S. Dahlke         48    a Director
John R. Holland         55    a Director
John T. Paprocki        47    President and a Director

         The business experience, principal occupation and directorships in publicly-held companies for the continuing and new directors of the Company are set forth below.

         DONALD W. CARTWRIGHT, has been a director of the Company since March 1998 when he was appointed to fill a vacancy created by the resignation of a former director. Mr. Cartwright was appointed as the Chairman of the Board and Chief Executive Officer of the Company in June 1998. Since 1991, Mr. Cartwright has overseen a variety of investments made through a personal holding company. Mr. Cartwright served as chief operating officer and chief financial officer of Zeos International, Inc., Minneapolis, Minnesota from March 1988 through August 1990. Zeos manufactured and marketed personal computers.

         JAMES S. DAHLKE, is expected to be appointed as a director of the Company upon the resignation of the current directors other than Mr. Cartwright. Since 1996, Mr. Dahlke has been president, chief operating officer and a director of Harrow Industries, Inc., a Grand Rapids, Michigan based manufacturer of hand tools and other consumer and construction hardware. In 1995 and 1996, Mr. Dahlke was the chief executive officer and a director of Medalist Industries, Inc., a Milwaukee, Wisconsin based manufacturer and distributor of specialty industrial fasteners. From 1988 through 1995, Mr. Dahlke was the president of Waukesha Fluid Handling, a Wisconsin based manufacturer of pumps and other specialty materials handling equipment which is a division of United Dominion Industries.

         JOHN R. HOLLAND, is expected to be appointed as a director of the Company upon the resignation of the current directors, other than Mr. Cartwright. Mr. Holland has acted as a business consultant with respect to information systems and manufacture automation matters through his company, Integrated Systems for Manufacturing, LLC.


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         JOHN T. PAPROCKI, has been a director of the Company since June 1998 when he was appointed to fill a vacancy crated by the resignation of a former director. Mr. Paprocki is also expected to be appointed as President and Chief Operating Officer of the Company. Since June 1996, Mr. Paprocki has acted as a business consultant with respect to a broad range of management issues. From 1994 to 1996, Mr. Paprocki held a variety of positions with Milwaukee, Wisconsin-based Medalist Industries, Inc., a manufacturer and distributor of specialty industrial fasteners. The positions included vice president, chief financial officer, interim chief executive officer and division general manager.

EXECUTIVE COMPENSATION

         The Company has not paid compensation to its officers or directors. Pending the successful acquisition of an operating business, it is expected that the Company will not pay compensation to its officers or directors.

REPORTING UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires executive officers and directors of the Company, and persons who beneficially own more than 10 percent of the Company's outstanding shares of Common Stock, to file initial reports of ownership and reports of changes in ownership of securities of the Company with the Securities and Exchange Commission ("SEC"). Officers, directors and persons owning more than 10 percent of the Company's outstanding common stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed.

         Donald Cartwright was obligated to report his ownership of shares of the Company upon his becoming a director in March 1998. Such report was not filed, however, until June 1998. Other than that delinquency, the Company is not aware of any other noncompliance with applicable filing requirements under
Section 16(a) of the Exchange Act.

         In accordance with the requirements of the Exchange Act, the Company has caused this Information Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  August 14, 1998     SIGMA-7 PRODUCTS, INC.


                            By: /s/Donald W. Cartwright, Chief Executive Officer
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